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                                    BUFFETS, INC.
                                  10260 VIKING DRIVE
                            EDEN PRAIRIE, MINNESOTA 55344



                                     June 3, 1996


Mr. C. Dennis Scott
HomeTown Buffet, Inc.
9171 Towne Centre Drive, Suite 575
San Diego, CA 92122


Dear Dennis:


    In connection with the proposed combination of Buffets, Inc. and HomeTown Buffet, Inc., as set forth in the Agreement and Plan of Merger dated June 3, 1996 (the "Merger Agreement"), the parties have agreed to the following severance obligations for the persons listed on Exhibit 1.04(a) of the Merger Agreement (the "listed employees"). If, within a period of 12 months after the Effective Time, any of the listed employees who were employees of HomeTown at the Effective Time (as defined in the Merger Agreement)(other than Kerry Kramp) shall be terminated by Buffets without cause (as defined below), they shall be entitled to the following severance payments from Buffets:

    a) If they have not relocated to the Minneapolis metropolitan area as of such termination, they shall be entitled to a severance payment from Buffets equal to six months of such person's base salary at HomeTown in effect immediately prior to the Merger (as defined in the Merger Agreement); or

    b) If they have relocated to the Minneapolis metropolitan area as of such termination, they shall be entitled to a severance payment from Buffets equal to nine months of such person's base salary at HomeTown in effect immediately prior to the Merger.

For these purposes, "cause" shall mean the following: (i) indictment for or a conviction of, or a plea of nolo contendere to, any felony or gross misdemeanor;
(ii) commission of an act of fraud, theft or embezzlement or commission of similar acts involving dishonesty or moral turpitude; (iii) employee's failure to devote substantially all of his working time and efforts during normal business hours to the business of Buffets and its subsidiaries; (iv) knowingly providing materially misleading information concerning Buffets or any of its subsidiaries to Buffets or the Board of Directors of Buffets; (v) a breach by employeee of any confidentiality or non-compete obligation he may have to Buffets or its subsidiaries; or (vi) employee's


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Mr. C. Dennis Scott
June 3, 1996
Page 2


failure to substantially perform his material duties as an employee of Buffets.

    As a condition for receiving the severance payments described above, a listed employee will be required to sign a written general release which releases Buffets, HomeTown and their employees and affiliates from all claims.


                                       Very truly yours,


                                       /s/ Roe H. Hatlen
                                       --------------------------------------
                                       Roe H. Hatlen, Chairman and CEO of
                                       Buffets, Inc.


Agreed to as of the date first written above.


/s/ C. Dennis Scott
-------------------------------------
C. Dennis Scott, Chairman and CEO of
HomeTown Buffet, Inc.